UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 24, 2014

LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-13203	34-1406303

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

457 Broadway, Lorain, Ohio	44052-1769

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (440) 244-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Director

On March 24, 2014, Jeffrey F. Riddell informed LNB Bancorp, Inc. (the “Company”) that he would retire and resign as a member of the Board of Directors of the Company, which resignation was effective March 25, 2014, in order to devote more time to personal matters and other business endeavors. Mr. Riddell had served as a director since 1995 and was the Chairman of the Company’s Governance Committee and a member of the Executive Committee. Mr. Riddell’s decision was not a result of any disagreements with the Company.

On March 25, 2014, in connection with Mr. Riddell’s resignation, the Board of Directors of the Company, pursuant to its authority under the Company’s Code of Regulations, reduced the size of the Board of Directors to eleven (11) members, effective immediately. The Board of Directors will appoint a new Chairman of the Governance Committee following the Company’s 2014 Annual Meeting of Shareholders.

2014 CEO Incentive Plan

Effective March 25, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company approved the terms of the Company’s 2014 CEO Incentive Plan (the “2014 CEO Incentive Plan”).

The 2014 CEO Incentive Plan provides the Company’s Chief Executive Officer with the opportunity to earn a bonus of up to 50% of the Chief Executive Officer’s base pay, half of which is based upon the Company’s achievement of threshold, target and maximum amounts of the specified profitability goal for 2014 and half of which is based upon the Compensation Committee’s subjective evaluation of the Chief Executive Officer’s performance in achieving specified goals in 2014.

The amount of any payments to be paid to the Chief Executive Officer under the 2014 CEO Incentive Plan will be determined by the Compensation Committee, in its sole discretion.

A copy of the form of the 2014 CEO Incentive Plan is included as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Item 5.02, and the above summary is qualified in its entirety by reference to that Exhibit.

Item 9.01.  Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No. 10.1	Description LNB Bancorp, Inc. 2014 CEO Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LNB BANCORP, INC.

(Registrant)

Date: March 26, 2014	By:	/s/ Gary J. Elek
Gary J. Elek
Chief Financial Officer

Exhibit Index
Exhibit No. 10.1	Description LNB Bancorp, Inc. 2014 CEO Incentive Plan.